Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Tsakos Energy Navigation Limited for the registration of up to $300,000,000 of debt securities, warrants, purchase contracts, units, common shares and preferred shares as well as 5,222,218 common shares held by certain shareholders and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

May 15, 2006